UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2005

PINNACLE FINANCIAL PARTNERS, INC.

(Exact Name of Registrant as Specified in Charter)

Tennessee (State or Other Jurisdiction of Incorporation)	000-31225 (Commission File Number)	62-1812853 (I.R.S. Employer Identification No.)

211 Commerce Street, Suite 300 Nashville, Tennessee (Address of Principal Executive Offices)		37201 (Zip Code)

(615) 744-3700
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
SIGNATURES

Item 1.01. Entry into a Material Definitive Agreement.

     On February 15, 2005, the Human Resources, Nominating and Compensation Committee (the “Committee”) of the Board of Directors of Pinnacle Financial Partners, Inc. (the “Company”) approved the Company’s 2005 Annual Cash Incentive Plan (the “Plan”). Pursuant to the Plan, all employees of the Company compensated via a predetermined salary or hourly wage, including the Company’s executive officers, are eligible to receive cash bonuses based upon the Company’s attainment of certain financial goals including a limitation on the maximum level of criticized and classified assets and the achievement of a certain level of earnings at and for the year ended December 31, 2005. Each employee who is eligible for an award is given a target of 10% to 50% of their base pay at the beginning of the year that the employee will be eligible to receive if the Company meets its financial goals set out in the Plan and the employee meets expectations with respect to his or her individual performance. The amounts ultimately payable to a participating employee may be as low as 20% of their target award should the Company not meet its financial goals. Conversely, a participating employee may receive up to 200% of his or her targeted award if the Company’s earnings exceed certain increased earnings targets. In addition, the Company’s Chief Executive Officer may, at his discretion, award up to an additional 10% of a participant’s target award based on extraordinary individual performance or, in certain circumstances, reduce a participant’s award by up to 20% of the award. Discretionary awards to the Company’s executive officers, and discretionary awards outside of the Chief Executive Officer’s discretionary authority, must be approved by the Committee. Employees who join the Company during the term of the plan will be assigned a pro rata target award based on the number of days that the employee was employed during the calendar year.

     For 2005, the base targeted award percentage for the Company’s chief executive officer and four most highly compensated executive officers are as follows:

Targeted Award as
Employee	a Percentage of Salary

M. Terry Turner	50%
Robert A. McCabe, Jr.	50%
Hugh M. Queener	40%
James E. White	30%
Charles B. McMahan	30%

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE FINANCIAL PARTNERS, INC.

By:	/s/ M. Terry Turner
M. Terry Turner
President and Chief Executive Officer

Date: February 21, 2005

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